EXHIBIT 99.8

ATTENTION DNBF SHAREHOLDERS

YOU HAVE SPOKEN—WILL DNBF LISTEN?

MAKE SURE THAT DNBF KNOWS THAT YOU DEMAND ACCOUNTABILITY

ITS TIME FOR DNBF TO PUT SHAREHOLDERS FIRST

Set forth below is a comparison of the results of the election of directors at DNB Financial Corporation’s (“DNBF”) 2018 and 2019 annual meetings:

2018 DNBF Annual Meeting[1]
Nominee	For	Withhold	For/Withhold Ratio
Peter R. Barsz	2,725,369	50,888	53.56
James R. Biery	2,731,875	36,670	74.50
Thomas A. Fillippo	2,666,410	111,028	24.02
Daniel O’Donnell	2,740,386	37,057	73.95

2019 DNBF Annual Meeting[2]
Nominee	For	Withhold	For/Withhold Ratio
Mildred C. Joyner	1,823,721	998,497	1.83
Mary D. Latoff	1,807,029	1,015,189	1.78
John F. McGill	1,909,224	912,993	2.09

CT Opportunity Partners I LP and Driver Management Company LLC (the “Reporting Persons”) are the beneficial owners of approximately 6.5% of the outstanding shares of common stock of DNBF. The Reporting Persons believe that the above comparison of election results demonstrates a deep and widespread dissatisfaction with DNBF’s policy and practice of putting the interests of management and directors ahead of those of shareholders.

The Reporting Persons hope that DNBF will finally start to listen to shareholders and to put their interests first. Specifically, the Reporting Persons hope that DNBF will:

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1 Source: http://www.sec.gov/Archives/edgar/data/713671/000071367118000052/dnbf-20180426x8k.htm

2 Source: http://www.sec.gov/Archives/edgar/data/713671/000071367119000040/dnbf-20190424x8k.htm

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•	take decisive actions to maximize value for all shareholders by immediately engaging an experienced investment bank to run a sale process;

•	eliminate problematic executive compensation practices;

•	embrace best practices in corporate governance; and

•	come clean regarding the purported “change of control” payment made to a former employee.

Given that over one third of DNBF shareholders who cast votes at the 2019 annual meeting decided that a vote for no one was better than a vote for one of DNBF’s nominees for director, the Reporting Persons believe that it is clearly time for a change at DNBF.

LET’S MAKE SURE THAT DNBF KNOWS ITS TIME TO PUT SHAREHOLDERS FIRST

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April 25, 2019

Contact:

Abbott Cooper

917-744-7758

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